REFINANCING AGREEMENT

DATE:	August 4, 2006

PARTIES:

"Huerta"	Carlos Huerta
		3980 Howard Hughes Parkway #550, Las Vegas NV 89109

"Go Global"	Go Global, Inc.
		3980 Howard Hughes Parkway #550, Las Vegas NV 89109

"Todd"          Thaddeus A Wier, Jr.
		1699 Sweet Road, East Aurora, NY 14052

"Donna"         Donna Wier
		1699 Sweet Road, East Aurora, NY 14052

"Parker"	Patrick T. Parker
		6711 E. Cypresshead Drive, Parkland FL 33067

"Centale"	Centale, Inc., a New York corporation
		4600 N. Andrews Ave., Suite 605, Ft. Lauderdale, FL 33309

PREMISES:

1. Centale owes Todd and Donna a sum in excess of $1,000,000 by reason of several secured convertible notes, other moneys loaned, unpaid consulting fees, and other contractual obligations, and Centale is in default in its obligation to make such payments to Todd and Donna.

2. In 2005 Centale issued to Huerta a promissory note in the principal amount of $175,000 (the "Huerta 2005 Note"), and Centale is in default in its obligation under the Huerta 2005 Note.

3. The parties wish to make certain arrangements to cure the aforesaid defaults.

4.  Go Global is a corporation owned and controlled by Huerta.

5. Parker is a shareholder and member of the Board of Directors of Centale, and is willing to make certain undertakings set forth herein in order to facilitate the refinancing transactions contemplated by this agreement.

AGREEMENT:

1. Satisfaction of Wier Obligations. Immediately after the execution of this Agreement, Huerta will pay to Donna the sum of Five Hundred Thousand Dollars ($500,000). Said payment will be in full satisfaction of all monetary obligations of Centale to Todd and Donna arising prior to the date of this agreement. Donna agrees that immediately after receipt of payment under this Section 1, she will file a UCC-3 termination statement in every jurisdiction in which she filed a UCC-1 financing statement with respect to the assets of Centale.

2. Exercise of Option. The Common Stock Purchase Option dated February 1, 2006 issued by Centale to Donna is hereby deemed to be exercised in full. By agreeing to waive the penalties payable to Donna under the Agreement in Satisfaction dated February 1, 2006, Donna shall be deemed to have paid to Centale the exercise price of $51,500 for purchase of 5,150,000 shares of common stock still subject to the Option. Donna hereby assigns the shares to Todd. Promptly after execution of this agreement, Centale will deliver to Todd a certificate for 5,150,000 shares of common stock.

3. Satisfaction of Huerta Obligation. By reason of the issuance of the Secured Note described in Section 4 hereof, the Huerta 2005 Note is deemed fully satisfied. Promptly after the execution of this agreement, Huerta will deliver the Huerta 2005 Note to the Chief Executive Officer of Centale.

4. Secured Promissory Note. Simultaneous with the execution of this Agreement, Centale will execute and deliver to Go Global an 18% Secured Promissory Note in the form annexed hereto as Appendix A (the "Secured Note"). The Note will be in the principal amount of $675,000. Principal and accrued interest on the Secured Note will be payable on the first anniversary of the date of this agreement. The Secured Note will be secured by a pledge of all of the assets of Centale in the form annexed hereto as Appendix B. Centale represents and warrants that, other than the lien of Donna Wier being discharged pursuant to Section 1 hereof, there are no liens on Centale's assets other than purchase money mortgages that do not, in aggregate, exceed $40,000.

5.  Parker Undertakings.

    a. Pursuant to the Termination Agreement dated January 20, 2006 between Centale and Parker, Centale is required to issue to Parker one million (1,000,000) shares of common stock (the "Termination Shares"). Parker hereby assigns to Go Global his right to receive the Termination Shares. Centale hereby agrees to issue to Go Global a certificate for the Termination Share promptly after the execution of this agreement. Parker hereby agrees that said issuance shall fully satisfy Centale's obligations under Section 2 of the Termination Agreement.

    b. Promptly after execution of this agreement, Parker will deliver to Huerta a certificate for an additional seven hundred fifty thousand (750,000) shares of Centale common stock (the
    "Transferred Shares"), duly endorsed for transfer to Go Global, with a medallion guarantee of Parker=s signature.

    c. Centale hereby agrees that the restrictions set forth in Sections 3b, 3c, 3d and 3e of the Termination Agreement are hereby terminated, and shall have no force or effect in the future.

6. Compensation Shares. In consideration of Huerta's undertakings in this agreement, Centale will issue to Go Global two million seven hundred fifty thousand (2,750,000) shares of its common stock (the "Compensation Shares"). Centale will deliver to Huerta a certificate for the Compensation Shares issued in the name of Go Global promptly after the execution of this agreement.

7. Huerta Warranties. Huerta hereby warrants and represents to Centale and to Parker that (a) he is an "Accredited Investor," as such term is defined in the Rules of the Securities and Exchange Commission,
    (b) Go Global is taking the Termination Shares, the Transferred Shares and the Compensation Shares for investment, with no plan to make an offering of the shares prior to the effective date of the Registration Statement identified below, and (c) he has been given access to all information concerning Centale that he requested in connection with this investment.

8.  Registration Statement.

    a. Promptly after the execution of this Agreement, Centale shall prepare and file with the Securities and Exchange Commission a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of counsel for Centale in order to comply with the provisions of the Securities Act, so as to permit a public sale by Go Global of two million (2,000,000) shares of common stock and by Todd of six million five hundred thousand (6,500,000) shares of common stock (collectively, the "Registration Shares"). In connection with the registration of the Registration Shares, Centale covenants and agrees as follows:

    i) Centale will use its best efforts to cause the registration statement to be declared effective as promptly as practicable.

    ii) Until Go Global and Todd will be able to sell all of the remaining Registration Shares in the public market without a prospectus within a six month period, Centale will file such amendments to the registration statement as are necessary in order to permit continued use of the prospectus.

    b. In the event that Centale fails to file the registration statement by August 21, 2006 for any reason other than the failure of Centale's independent accountants to deliver a consent to the filing, Centale will be obliged to pay, as liquidated damages, to each of Go Global and Todd, equal to Ten Thousand Dollars ($10,000) for each week or partial week of delay.

    c. Centale, Go Global and Todd hereby incorporate into this Refinancing Agreement the Indemnification Provisions that are set forth as Schedule I to this Agreement.

9.  Todd Agreements.

    a. Centale and Todd agree that the Consulting Agreement between them dated February 1, 2006 is hereby terminated, and shall have no further force or effect. Centale and Todd agree that promptly after the execution of this agreement, they will negotiate in good faith to achieve mutually satisfactory terms on which Todd will provide consulting services to Centale.

    b. Simultaneous with the execution of this agreement, Centale and Todd will execute the Amended and Restated Agency Agreement in the form annexed hereto as Appendix C, which will terminate and replace the Agency Agreement dated February 1, 2006.

10. Mutual Releases. Donna and Todd each hereby releases and discharges Centale from any claim or liability arising prior to the date of this Agreement from any source or cause, except such claims and liabilities that arise under the terms of this Agreement. Centale hereby releases and discharges each of Donna and Todd from any claim or liability arising prior to the date of this Agreement from any source or cause, except such claims and liabilities that arise under the terms of this Agreement. The effect of such releases is that, immediate upon the execution of this agreement, there is no monetary liability of Centale to Donna or Todd, and no monetary liability of Donna or Todd to Centale.

11. Governing Law. This Agreement will be governed by the laws of the State of Florida applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of date set forth on its top line.


/s/ Carlos Huerta                         /s/ Patrick T. Parker
CARLOS HUERTA                             PATRICK T. PARKER


/s/ Thaddeus A. Wier, Jr.                 /s/ Donna A. Wier
THADDEUS A. WIER, JR.                     DONNA A. WIER


CENTALE, INC.                             GO GLOBAL, INC.


By: /s/ Jon DeYoung                       By: /s/ Carlos Huerta
Jon DeYoung, Chief Executive Officer      Carlos Huerta, Chief Executive Officer




                           REFINANCING AGREEMENT

                 Schedule I - Indemnification Provisions
                 ---------------------------------------

With respect to Registration Shares which are included in a Registration Statement under this Agreement:

A. To the fullest extent permitted by law, Centale will, and hereby does, indemnify, hold harmless and defend each of Go Global and Todd (the "Investors"), the directors, officers, partners, employees, agents, representatives of, and each person, if any, who controls any Investor within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Person"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several (collectively, "Claims") incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("Indemnified Damages"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Registration Shares are offered ("Blue Sky Filing"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any final prospectus (as amended or supplemented, if Centale files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by Centale of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation there under relating to the offer or sale of the Registration Shares pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations"). Centale shall reimburse the Investors and each such controlling person promptly as such expenses are incurred and are due and payable, for any legal fees or disbursements or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8(c): (x) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Centale by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (y) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by Centale, if such prospectus was timely made available by Centale; and (z) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of Centale, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8(c)(A) with respect to any prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the prospectus was corrected and such new prospectus was delivered to each Investor prior to such Investor's use of the prospectus to which the Claim relates.

B. The indemnification required by this Section 8(c) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

C.  The indemnity agreements contained herein shall be in addition to
    (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and
    (ii) any liabilities the indemnifying party may be subject to pursuant to the law.


                                 APPENDIX A

           THIS SECURITY HAS NOT BEEN REGISTERED WITH THE UNITED
           STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF
           1933, AS AMENDED (THE "ACT").  THE SECURITY IS RESTRICTED
           AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED
           EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.


                               CENTALE, INC.

                       18% SECURED PROMISSORY NOTE

Date of Issue:  August 4, 2006

	THIS PROMISSORY NOTE ("Note") is issued by CENTALE, INC., a New York corporation (the "Company"), and is designated as its 18% Secured Promissory Note. This Note has been issued by the Company pursuant to the terms of a Refinancing Agreement dated as of August 4, 2006.

	FOR VALUE RECEIVED, the Company promises to pay to Go Global, Inc., or assigns (the "Holder"), the principal sum of Six Hundred
Seventy-Five Thousand ($675,000) Dollars. Interest shall accrue at the rate of 18% per annum on the principal balance outstanding.

	This Note is subject to the following additional provisions:

       1.	Maturity.   The Company shall pay the principal balance of
this Note and all accrued interest on August 4, 2007. The payments will be made in United States dollars by wire transfer in accordance with the Holder's written wire transfer instructions provided by the Holder to the Company or, if no such instructions are provided, by delivery of a personal check in such amount to the Holder at the address of the Holder as designated by the Holder in writing to the Company.

       2.	Prepayment.  The Company may prepay its obligation under
this Note at any time.

       3. No Recourse to Stockholders, etc. No recourse shall be had for the payment of the principal of, or any interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, employee, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

       	IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated:  August 4, 2006			CENTALE, INC.


                                        By: /s/ Jon DeYoung
                                        Jon DeYoung, Chief Executive Officer



                                APPENDIX B

                            SECURITY AGREEMENT

       SECURITY AGREEMENT dated as of August 4, 2006, by and between CENTALE, INC., a New York corporation (the "Company") and GO GLOBAL, INC. (the "Secured Party"). For value received, the Company hereby covenants for the benefit of the Secured Party as follows:

SECTION 1.	Definitions.  The following terms shall have the meanings
as set forth in this Section except as otherwise indicated:

     (a) "Account(s)" means all of the Company's existing and future-created or future-acquired accounts, receivables, rights of any kind to receive payment for property sold or leased or for services rendered, contract rights, documents, bills, leases, rents, chattel paper, licenses, rights to refunds or indemnification, notes, acceptances and other forms of obligations, tax refunds, insurance proceeds and all proceeds of the above including the right of stoppage in transit and all books, records, computer programs, tapes, discs, software and guaranties with respect to any of the above.

     (b) "Equipment" means all of the Company's existing, future-created and future-acquired equipment, machinery, trade fixtures, fixtures, tools, appliances, office equipment, server equipment and peripherals, computer software, furniture, motor vehicles and all proceeds and products of the above as well as all related warranties, documents and insurance policies.

     (c) "Equipment Leases(s)" means all existing leases of any Equipment or other personal property presently or in the future entered into or acquired by the Company together with all renewal or purchase options.

     (d)     "Event of Default" means any event of default listed in
     Section 5.

     (e) "General Intangible(s)" means all of the Company's exist-ing, future-acquired and future-created trade secrets, proprietary information, know-how, inventions, good-will, patents, applications for patents, renewals and continuation of patents, reissues, trade-marks, service marks, customer lists, distribution records and distributor lists, sales materials and records, purchasing materials and records, personnel records, sales order files, copyrights, manufacturing processes, rights of payments from, or performance of, obligations by any third party, software and computer programs and source code data relating thereto (including all current and historical data bases) all intangible property of any kind, all "general intangibles" of any kind as defined in the New Jersey Uniform Commercial Code, and all rights, agreements, records and documents relating to any of the property described in this provision.

     (f) "Instrument" means all of the Company's existing, future-created and future-acquired "instruments" as that term is defined in the New York Uniform Commercial Code.

     (g) "Inventory" means all of the Company's existing, future-created and future-acquired goods of every nature, kind and descrip-tion, wherever located including all livestock, raw materials, goods, work in process, finished goods, materials and supplies of any kind used, or to be used in the business of the Company, including all proceeds and products of the above.

     (h)   "Pledged Collateral" means the collateral as so defined in
     Section 2.

     (i)     "Real Property" means all of the Company's interest
     (whether by fee or leasehold) in existing and future-acquired real estate and buildings, in leases thereon, and in leasehold improve-ments.

     (j) "Indebtedness" means (i) the Note; (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above,
     (iii) all costs and expenses incurred by Secured Party in connection with the protection or preservation of, or realization upon, the Collateral, including without limitation all reasonable attorneys' fees, and (iv) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i),
     (ii) and (iii) above.

     (k) "Note" means the 18% Secured Promissory Note dated August 4, 2006, executed by the Company and payable on demand to the Secured Party, and all amendments thereto or modifications thereof.

SECTION 2.	Pledge.  As collateral security for the Indebtedness, the
Company hereby grants to the Secured Party a security interest in, and does hereby assign to the Secured Party all right, title and interest of the Company in and to all of the following described property, whether now owned or hereafter acquired:

     (i)   Accounts, Inventory, General Intangibles, Chattel
     Paper, Documents, Instruments, Equipment, Equipment
     Leases, and Fixtures;

     (ii)  Equipment Leases;

     (iii) Real Property and Real Property leases;

     (iv)  proceeds and products of, and substitutions for, the foregoing;

     (v)   insurance policies and proceeds relating to the foregoing

           (collectively the "Pledged Collateral").

           All property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Company and by such other instruments or documents as the Secured Party or his counsel may from time to time reasonably request.

     TO HAVE AND TO HOLD the Pledged Collateral, together with all rights, titles, interests, powers, privileges and preferences pertaining or incidental thereto, unto the Secured Party and to his assigns, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.	Obligations Secured.  This Security Agreement is made, and
the security interest created hereby is granted to the Secured Party, to secure the Indebtedness.

SECTION 4.	Remedies upon Default.  If an Event of Default shall have
occurred and be continuing, the Secured Party may take any one or more of the following actions, no one of which shall be deemed the Secured Party's exclusive remedy:

     (a) Repossession. proceed with judicial process, or with the Company's consent, to take possession of all or any part of the Pledged Collateral and the Company agrees immediately upon receipt of notice from the Secured Party to do everything requested by such persons to assemble, assign, transfer or deliver all Pledged Collateral to the Secured Party and to provide the Secured Party immediate access to the Company's principal place of business and to every other place where any Pledged Collateral or any records of the Company may be stored or where the Company may conduct any business;

     (b) Sell Collateral. sell, assign, lease, transfer and deliver all, or any part, of any Pledged Collateral at a private sale or public auction for cash, upon credit or otherwise at such prices and upon such terms as the Secured Party may deem advisable and any requirement of reasonable notice to the Company shall be met if notice is mailed, postage prepaid, to the Company at the address set forth herein at least five (5) days prior to the sale or other disposition and Secured Party may be the purchaser at any public sale of any Pledged Collateral free of any right of redemption, which right the Company hereby waives, and the Company further waives any claim that any sale made in compliance with the notice provisions of this 4(b) as commercially unreasonable;

     (c) Collateral Proceeds. apply the proceeds of any sale, collection or other disposition of any Pledged Collateral first to all costs and expenses of sale or collection, including but not limited to any attorneys' fees and disbursements at trial or on any appeal and, then, to payment of any other Indebtedness in whatever order the Secured Party may, in his discretion, elect;

     (d) Direct Recourse. institute suit directly against the Company to collect any Obligations without first foreclosing on or liquidating any Pledged Collateral;

     (e) Deficiency. hold the Company liable for any deficiency that may remain after the sale of any Pledged Collateral;

     (f) Appointment of Receiver. without regard to: (i) the adequacy of the security for the obligations by virtue of this Security Agreement or (ii) the solvency of the Company, seek the appointment of a receiver or receivers to take possession of any or all of the Pledged Collateral, with the power to preserve, protect, and operate the Pledged Collateral preceding foreclosure or sale and apply the proceeds, over and above the cost of the receivership, against the Obligations. The receiver or receivers may serve without bond if permitted by law;

     (g) Other Creditor Remedies. exercise any right or remedy available to a secured party under the Uniform Commercial Code or under any other applicable law of any jurisdiction.

     For purposes hereof, a written agreement to purchase all or any part of the Pledged Collateral shall be treated as a sale pursuant to such agreement, and the Company shall not be entitled to the return of any Pledged Collateral subject thereto, notwithstanding the fact that after the Secured Party shall have entered into such an agreement all Events of Default may have been remedied or the Obligations may have been paid or performed in full. Any sale pursuant to this Section 4 shall conform to commercially reasonable standards as provided in
     Section 9-504(3) of the Uniform Commercial Code as in effect in the State of Florida.

SECTION 5.	Events of Default.  For purposes of this Security
Agreement, an "Event of Default" shall exist hereunder upon the happening of any of the following events:

     (a) a failure by the Company to pay any principal on demand or to pay any interest on the Note when due;

     (b) all or any part of the Pledged Collateral shall be attached or levied upon or seized in any legal proceedings or held by virtue of any lien or distress;

     (c) the Company shall fail to pay promptly all taxes and assess-ments upon any of the Pledged Collateral;

     (d) the Company shall grant a security interest in its assets after the date hereof, other than a purchase money mortgage; or

     (e) the Company shall fail to comply with any other provision of this Security Agreement, and the Company fails to cure such default within ten (10) days after notice of such default, which may be given at any time after the occurrence of such default.

SECTION 6.	Return of Excess Proceeds of Sale and Cash.  Any amounts
remaining from proceeds of sale of Collateral after application of proceeds to Indebtedness under Section 4(c) shall be promptly remitted to the Company, its successors and assigns, or as otherwise provided by law. Application of any proceeds in accordance with the above provisions shall be deemed to have been made at such time as cash is received.

SECTION 7.	Further Assurances.  The Company agrees to join with
Secured Party in executing, and to file or record, such notices, financing statements or other documents as may be necessary to the perfection of the security interests of Secured Party hereunder, and as Secured Party or his counsel may reasonably request, such instruments to be in form and substance satisfactory to Secured Party and his counsel. The Company agrees to do such further acts and things and to execute and deliver to Secured Party such additional conveyances, assignments, agreements and instruments as Secured Party may at any time reasonably request in connection with the administration and enforcement of this Security Agreement or relative to the Pledged Collateral or any part thereof or in order to assure and confirm unto Secured Party the rights, powers and remedies hereunder.

SECTION 8.	Governing Law.  This Security Agreement has been executed
and delivered in the State of Florida and shall in all respects be construed in accordance with and governed by the laws of such State.

SECTION 9.	Binding Agreement; Assignment.  This Security Agreement,
and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of Secured Party and his heirs, successors and assigns, and to the Company and its successors and assigns.

	IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed as of the day and year first above written.

CENTALE, INC.                          GO GLOBAL, INC.


By: /s/ Jon DeYoung                    By: /s/ Carlos Huerta
Jon DeYoung, Chief Executive Officer   Carlos Huerta, Chief Executive Officer



                               APPENDIX C

                  AMENDED AND RESTATED AGENCY AGREEMENT

	AGREEMENT made this 4th day of August, 2006 between CENTALE, INC., a New York corporation with offices at 6700 N. Andrews Avenue, Suite
605, Fort Lauderdale, FL 33309 (the "Company") and  THADDEUS A. WIER,
JR., with offices at 1699 Sweet Road, East Aurora, NY 14052 (herein referred to as "Wier" or "the Agent").

	WHEREAS, the Company is engaged in the business of developing and licensing Web-based desktop software applications ("Applications") as well as email databases and related marketing programs ("Databases"), and Agent wishes to market the Applications and the Databases.

	WHEREAS, the Company and Wier entered into an Agency Agreement dated February 2, 2006, which they wish to amend and restate in the following agreement.

       NOW, THEREFORE, it is agreed:

       1.      Scope of Appointment as Agent.

       1.1	The Company hereby appoints Agent as an authorized sales
       representative for the Applications and the Databases. Agent is authorized to market the Applications and Databases only to the Wier Customers. The "Wier Customers" shall be (a) Big Apple Consulting U.S.A., Inc. and its affiliates, (b) Prolink Sports Marketing, Inc., the owner of the Buffalo Silverbacks, and (c) any entity with which Prolink Sports Marketing has, previously or in the future, entered into a bona fide agreement to sponsor the Buffalo Silverbacks.

       1.2 	Agent is not authorized to utilize independent dealers,
       distributors or subcontractors in connection with the marketing of the Applications and Databases, except that Agent is authorized to carry out his rights and responsibilities under his existing agreement with Big Apple Consulting U.S.A., Inc. and any modifications thereof.

       2.	Production.  If the Company licenses an Application to a
       Wier Customer, the application will be designed and developed by Netsmartz, LLC. The Company and Wier shall cause copies of each invoice rendered by Netsmartz for services in connection with a Wier Customer to be sent to Wier. Wier shall promptly pay to Netsmartz any amount invoiced by it for services in connection with a Wier Customer.

       3.	Compensation.   If the Company licenses an Application or a
       Database to a Wier Customer during the Term hereof or within one year after termination of this Agreement, the Company shall pay to the Agent a commission equal to the sum of (a) fifty-five percent (55%) of the Gross Revenue received from the Wier Customer and (b) all amounts paid by Wier to Netsmartz for services rendered in connection with that Wier Customer. For this purpose, "Gross Revenue" will be the fees and other revenue paid by the Wier Customer to the Company in cash or by transfer of personal property, including license fee, hosting fee, maintenance fee, and any other payment to the Company for goods or services. Payment from the Company to the Agent will be due when the Company receives the related payment from the Wier Customer. Payment by the Company to the Agent will be due with respect to the initial contract between the Company and the Sponsor and any replacement for same and with respect to any other business transaction between the Company and the Sponsor. Payment will be due, notwithstanding the termination of this Sales Agency Agreement, with respect to any Gross Revenue received from the Sponsor during the ten years following the initial transaction between the Company and the Sponsor. In the event that the Agent collects fees directly from the Wier Customer, the Agent shall pay the fee, net of his commission, to the Company promptly after receipt of the fee.

4.     Limited Warranties to Agent; Indemnification by the Company.

       4.1 The Company warrants that the Applications and Databases will be free from defect when delivered. However, the Company's sole obligation for any breach of this limited warranty shall be, in the Company's sole option, (a) to repair the defect or (b) refund the fees paid by the customer. The Company further warrants that (a) it is the owner of or has licenses in the technology and intellectual property underlying the Applications, and (b) it is not aware of any third party patents, trademarks or copyrights that would be infringed by the use of the Applications or Databases by Agent or by a Wier Customer.

       4.2 E FOREGOING LIMITED WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, BY THE COMPANY INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

       4.3 The Company will indemnify and hold the Agent harmless from any third party claims arising from a breach of any of the foregoing warranties.

5 Exclusive Dealings. During the Term hereof and for six (6) months following the termination of this Agreement (other than termination by the Agent for cause), the Agent shall not distribute, or act as an agent or representative of any developer, publisher, or manufacturer, of (i) any software program that includes a desktop application or of (ii) email databases. Agent shall be entitled to terminate this Agreement for cause if (a) the Company fails to make any payment to Agent due hereunder within ten days after payment is due,
       (b) the Company is the subject of a proceeding under Chapter 7 of the U.S. Bankruptcy Act, (c) the Company terminates the Agreement pursuant to authority given by Chapter 11 of the U.S. Bankruptcy Act, or (d) the Company otherwise commits a material breach of this Agreement that is not cured within five business days after written notice of the breach is given to the Company.

6. Term and Termination. The "Term" of this Agreement shall commence on the date hereof and continue until February 28, 2009. The termination date may be extended to February 28, 2012 if Agent gives notice of such extension no less than ten days prior to the termination date. In the event that within one year after termination of this Agreement the Company licenses an Application or a Database to a Wier Customer, then the Company shall pay to the Agent the compensation provided in Section 3 hereof.

7. Database License. Throughout the Term hereof, Wier shall be entitled to use any and all Databases owned by the Company or licensed to the Company. Wier may use such Databases for the purpose of marketing the products and services offered by any entity in which Wier or a member of Wier's immediate family has an ownership interest of at least ten percent (10%).

8.     Escrow of Databases.

       8.1   Within ten days after execution of this Agreement, the
       Company will deliver to the Escrow Agent on one or more cds or dvds a copy of each email database owned by the Company. Prior to the expiration of sixty (60) days after such delivery, and prior to the expiration of sixty (60) days after each subsequent delivery, the Company will deliver to the Escrow Agent a copy of each email database
       then owned by the Company.   The Escrow Agent is directed to hold no
       more than two sets of databases, and to destroy any set of databases when it has been superseded by two deliveries.

       8.2   The "Escrow Agent" will be Robert Brantl, Esq., 52 Mulligan
       Lane, Irvington, NY 10533. The Company will pay the Escrow Agent an hourly fee for services as escrow agent which shall equal his customary hourly billing rate for legal services. The Escrow Agent may resign from his position at any time by giving the Company and Wier written notice. Upon receipt of such notice, the Company and Wier shall choose a replacement escrow agent, to whom the Escrow Agent will deliver the databases in his possession. If the Company and Wier have not notified the Escrow Agent of a replacement escrow agent within thirty days after is notice of resignation, the Escrow Agent will deliver one half of each set of disks to Wier and destroy the other half.

       8.3 The Escrow Agent shall deliver the databases in his possession to Wier upon receiving evidence that persuades him that it is more likely than not that:

       a. The Company will fail to satisfy an insertion order placed by a Wier Customer and accepted by the Company;

       b. An order of attachment has been entered against the assets of the Company that may result in its loss of control over the Databases; or

       c. The Company is the subject of a proceeding under Chapter 7 of the U.S. Bankruptcy Act.

       Upon Wier's receipt of the databases from the Escrow Agent, the Company shall be deemed to have granted Wier a perpetual non-exclusive license to use the databases. The license shall not be assignable, except that it may be assigned by Wier to any person or entity which purchases the Buffalo Silverbacks from Prolink Sports Marketing for use in connection with the promotion of said team.

       8.4 Upon receiving evidence that persuades him that it is more likely than not that this agreement has terminated without any of the conditions set forth in Section 8.3 being extant, the Escrow Agent will destroy all copies of the database in his possession.

9. Successors and Assigns. This Agreement and the rights hereunder may not be assigned by either party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives.

10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto or their respective representatives with respect to the matters herein and shall not be modified or amended except by written agreement signed by the parties to be bound thereby.

11. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on the first page.

CENTALE, INC.


By: /s/ Jon DeYoung                     /s/ Thaddeus A. Wier, Jr.
Jon DeYoung, Chief Executive Officer    THADDEUS A. WIER, JR.

The undersigned hereby agrees to assume the responsibilities of the "Escrow Agent" as set forth in Section 8 of this Agreement.


                                        /s/ Robert Brantl
                                        ROBERT BRANTL